Exhibit 10.10

EXECUTION COPY

Algoma Steel Inc.

a corporation established and

organized under the laws of the Province of British Columbia

– and –

Her Majesty the Queen in Right of Ontario,

as represented by the Minister of Energy, Northern Development and Mines

CREDIT AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Defined Terms	1
1.2	Certain Rules of Interpretation	12
1.3	Knowledge	13
1.4	Entire Agreement	13
1.5	Governing Law	14
1.6	Accounting Principles	14
1.7	Exhibits and Schedules	14

ARTICLE 2 CREDIT FACILITY		15
2.1	Availability	15
2.2	Facility Limits	15
2.3	Mandatory Repayment	15
2.4	[Intentionally deleted.]	15
2.5	Mandatory Prepayment – Cumulative Job Targets	15
2.6	Optional Prepayments	17
2.7	Mandatory Prepayment/Reduction of Facility Amount	17
2.8	Appropriations	17
2.9	Interest on Amounts Prepaid Pursuant to Sections 2.5 and 2.7	18

ARTICLE 3 ADVANCES AND INTEREST ON ADVANCES		18
3.1	Principal Amount and Availability	18
3.2	Procedure for Borrowing	18
3.3	Interest on Advances	18
3.4	Computations of Interest	19

ARTICLE 4 CONDITIONS OF LENDING		19
4.1	Conditions Precedent to Execution of Agreement	19
4.2	Conditions Precedent to First Advance	21
4.3	Conditions Precedent to Subsequent Advances	22
4.4	No Waiver	22

ARTICLE 5 SECURITY		22
5.1	Security	22
5.2	Real Property Security Date	23
5.3	Satisfactory to Lender	23
5.4	Security Charging Real Property	23
5.5	Registration/Further Assurances	24
5.6	Intercreditor Agreement	24

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		25
6.1	Representations and Warranties	25

ARTICLE 7 COVENANTS OF THE BORROWER		29
7.1	Affirmative Covenants	29
7.2	Negative Covenants	33

(i)

7.3	Covenants Incorporated by Reference and Change of Control	34
7.4	Increase in Term Loan and/or ABL Facility	35

ARTICLE 8 EVENTS OF DEFAULT AND REMEDIES		36
8.1	Events of Default	36
8.2	Acceleration and Termination of Rights	38
8.3	Remedies Cumulative	39
8.4	Saving	39
8.5	Perform Obligations	39
8.6	Third Parties	40
8.7	Set-Off or Compensation	40
8.8	Application of Payments	40

ARTICLE 9 MISCELLANEOUS		41
9.1	Amendment	41
9.2	Waiver	41
9.3	Indemnities	41
9.4	Costs and Expenses	42
9.5	Interest on Accounts	42
9.6	Severability	43
9.7	Language	43
9.8	Address for Notice	43
9.9	Public Notices	44
9.10	Counterparts	44
9.11	Assignment	44
9.12	Confidentiality and Non-Disclosure	44
9.13	Credit	44

SCHEDULE 1.1A MATERIAL AGREEMENTS

SCHEDULE 1.1B OWNED REAL PROPERTY

SCHEDULE 6.1(F) LOCATION OF BUSINESS; NAMES

SCHEDULE 6.1(I) LEASED LANDS

SCHEDULE 6.1(N) AUTHORIZED AND ISSUED CAPITAL

EXHIBIT 1.1A FORM OF ANNUAL WORK SCHEDULE

EXHIBIT 1.1B REPORTS AND OTHER DELIVERABLES

EXHIBIT 3.2 FORM OF BORROWING NOTICE

EXHIBIT 4.3 FORM OF COMPLIANCE CERTIFICATE

(ii)

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of November 30, 2018.

A M O N G:

Algoma Steel Inc., a corporation established and organized under the laws of the Province of British Columbia

(the “Borrower”)

– and –

Her Majesty the Queen in Right of Ontario,

as represented by the Minister of Energy, Northern Development and Mines

(the “Lender”)

RECITALS:

A.

Pursuant to the Asset Purchase Agreement, the Borrower is acquiring substantially all of the property and assets owned by Essar Steel Algoma Inc. (“ESAI”) and Essar Steel Algoma Inc. USA, (collectively, with ESAI, the “Sellers”) and used in connection with Sellers’ integrated steel production business (including without limitation, the production or certain raw steel inputs, steelmaking, and the sale and distribution of steel products), (the “Business”) including the facilities of the Sellers used or operated in connection with the Business and located in Sault Ste. Marie (the “Algoma Sault Ste Marie Facility”).

B.

The Lender has agreed to establish the credit facility herein described in order to assist the Borrower with financing capital projects at the Algoma Sault Ste Marie Facility that will improve the Algoma Sault Ste Marie Facility’s ability to meet environmental, productivity, competitiveness, collaboration and product and process innovation goals consistent with the public policies of the Lender and the requirements of the Lender’s programs under which the credit facility herein described is being provided.

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

Throughout this Credit Agreement, except as otherwise expressly provided, the following words, terms and expressions shall have the following meanings:

“2015 CCA Agreements” means that certain $5,000,000.00 Conditional Contribution Agreement between NOHFC and ESAI executed by NOHFC on July 21, 2015 and ESAI on July 17, 2015 and that certain $25,000,000.00 Conditional Contribution Agreement between MNDM and ESAI executed by MNDM on July 22, 2015 and ESAI on July 17, 2015.

“ABL Agent” means Wells Fargo Capital Finance Corporation Canada, in its capacity as administrative agent and collateral agent for the ABL Lenders, and any successor thereto in such capacity in respect of the ABL Facility.

“ABL Credit Agreement” shall mean the Revolving Credit Agreement, dated as of the Closing Date, among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto, the ABL Agent and the other parties thereto from time to time party thereto.

“ABL Facility” means an asset based credit facility provided by the ABL Lenders to the Borrower in an aggregate principal amount, and secured by the Collateral, not exceeding the greater of (a) US$312,500,000, with an incremental facility that allows for increasing the initial aggregate principal amount to the “Incremental Cap” (as defined in the ABL Credit Agreement, including after giving effect to Sections 1.06 and 1.07(c) thereof) and (b) the “Borrowing Base” (as defined in the ABL Credit Agreement as in effect on the Closing Date, but without giving effect to any “reserves” and regardless of whether the ABL Facility in effect as of the Closing Date is in effect at such time).

“ABL Lenders” means the lenders party to the ABL Facility from time to time.

“Acquisition” means the transaction of purchase and sale contemplated by the Asset Purchase Agreement.

“Advances” means the advances made by the Lender under this Credit Agreement pursuant to Article 3, and “Advance” means any one of such Advances.

“Affiliate” means, with respect to any Person (the “first Person”), a Person that Controls, is Controlled by or is under common Control with, the first Person.

“Algoma Capital Investment Plan” means the Algoma Capital Investment Plan dated November 29, 2018 and approved by the Lender on November 29, 2018, as such Plan may be amended from time to time by the Borrower with the consent of the Lender.

“Algoma Sault Ste Marie Facility” has the meaning specified in the Preamble.

“Amounts Outstanding” means, with respect to the Credit Facility, at any time, an amount calculated at such time equal to the sum of the aggregate principal amount of all outstanding Advances under the Credit Facility.

“Annual Work Schedule” means an annual work schedule substantially in the form attached as Exhibit 1.1A executed and delivered by the Borrower and accepted and executed by the Lender, as such annual work schedule may be amended from time to time by agreement of the Lender and the Borrower, which shall contain, for each Funded Project, a satisfactory project description, a project budget providing satisfactory details of project costs and confirmed sources of project financing, a project plan setting out milestones or activities and timelines for such project, a claim schedule with the Borrower’s best estimate of the timing and amount of its anticipated Borrowing requests and the project completion date, provided that the first Annual Work Schedule (the “2017-2019 Annual Work Schedule”) will cover the period from April 1, 2017 to March 31, 2019.

“Applicable Law” means any law, statute, by-law, ordinance, decree, requirement, directive, order, license, permit, code or regulation having the force of law, and any applicable determination, interpretation, ruling, order or decree of any Governmental Authority or arbitrator, which is legally binding.

“Asset Purchase Agreement” means that certain asset purchase agreement dated as of July 20, 2018, between the Sellers and the Borrower, pursuant to which the Borrower will purchase the Algoma Sault Ste Marie Facility along with substantially all of the other property and assets owned by the Sellers and used in connection with the Business, as such agreement may be amended, amended and restated, supplemented, extended and/or assigned from time to time.

“Assets” means, with respect to any Person, any property, assets and undertakings of such Person of every kind, real and personal, tangible and intangible, and wherever situate, whether now owned or hereafter acquired (and, for greater certainty, includes any equity or like interest in any Person).

“Auditor General” means the Auditor General appointed pursuant to the Auditor General Act (Ontario).

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Applicable Law.

“Borrower” has the meaning specified in the preamble.

“Borrowing” means a drawdown by the Borrower of an Advance.

“Borrowing Notice” has the meaning specified in Section 3.2.

“bps” means 1/100th of one percent.

“Business” has the meaning specified in the Preamble.

“Business Asset Sale” means a Disposition of all or substantially all of the assets of the Borrower to a Person that is not an Affiliate of the Borrower.

“Business Day” means any working day Monday to Friday inclusive, excluding statutory and other holidays, namely: New Year’s Day; Family Day; Good Friday; Easter Monday; Victoria Day; Canada Day; Civic Holiday; Labour Day; Thanksgiving Day; Remembrance Day; Christmas Day; Boxing day; and any other day on which the Province has elected to be closed for business.

“Canada Facility” means a repayable contribution provided by the Government of Canada (through the Federal Economic Development Agency for Southern Ontario) to the Borrower in the aggregate principal amount of CDN $60,000,000 and secured by the Collateral.

“Canada SIF Facility” means a contribution to be provided by the Government of Canada (though Strategic Innovation Fund under the auspices of the Ministry of Innovation, Science and

Economic Development Canada) to the Borrower in the aggregate principal amount of CDN $30,000,000 in the form of a CDN $15,000,000 repayable contribution and a CDN $15,000,000 grant, and which is unsecured.

“Capital Stock” means, with respect to any Person from time to time, any and all shares, units, trust units, partnership, membership or other interests, participations or other equivalent rights in the Person’s equity or capital from time to time, however designated and whether voting or non-voting.

“Change of Control” has the meaning specified in Section 7.3.

“Claim” means any claim, suit, proceeding, demand, action, cause or right of action, damage, loss, costs, liability, obligation or expense, or any proceeding, arbitration, mediation or other dispute resolution procedure relating to any of the foregoing, or any orders, writs, injunctions or decrees of any Governmental Authority.

“Claims Schedules” means the claim schedules set out in the Annual Work Schedules for the Funded Projects.

“Closing Date” means the date of execution of this Credit Agreement by the Borrower and the Lender.

“COF Rate” has the meaning specified in Section 3.3.

“Collateral” means the Assets of the Borrower or any Obligor subject to any Lien pursuant to a Security Document.

“Compliance Certificate” means a certificate duly completed and executed by the chief executive officer or the chief financial officer or any other officer or representative of the Borrower acceptable to the Lender substantially in the form of Exhibit 4.3 hereto, together with such changes thereto as the Lender may from time to time reasonably request.

“Contractor” means a contractor of the Borrower engaged to provide goods or services at the Algoma Sault Ste Marie Facility.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlling” and “Controlled” have meanings correlative thereto.

“Court” means the Ontario Superior Court of Justice – Commercial List.

“Credit Agreement” means this credit agreement, as executed by the parties, and the Schedules attached hereto, as amended, amended and restated, supplemented, extended and/or assigned from time to time.

“Credit Facility” means this non-revolving credit facility in the amount of the Facility Amount to be provided by the Lender in favour of the Borrower.

“Default” means an act, omission, occurrence or circumstance which constitutes, or would constitute unless remedied following the giving of notice or the passage of time as prescribed herein, an Event of Default.

“Disposition” means with respect to any Asset of any Person, any direct or indirect sale, lease (where such Person is the lessor of such Asset), assignment, cession, transfer (including any transfer of title or possession), exchange, conveyance, release, gift or other disposition of such Asset; and “Dispose” and “Disposed” have meanings correlative thereto.

“Eligible Project Costs” means the costs paid by the Borrower (or prior to the Closing Date, ESAI) for the purpose of carrying out the Funded Projects and that (a) have been incurred by the Borrower (or, prior to the Closing Date, ESAI) between April 1, 2017 and the sixth anniversary of the Closing Date; (b) are reasonable and necessary for carrying out the Funded Projects; (c) are limited to the amounts and cost categories for a Funded Project set out in the corresponding Funded Project Budget and (d) have not previously been reimbursed under the 2015 CAA Agreements.

“Environmental Authorizations” includes all permits, certificates, approvals, registrations and licenses issued by any Governmental Authority to the Borrower pursuant to Environmental Laws and required for the operation of the business of the Borrower.

“Environmental Laws” means all Applicable Law relating to the environment, health and safety matters or conditions, Hazardous Materials, pollution or protection of the environment, including Applicable Law relating to (a) on site or off-site contamination; (b) occupational health and safety relating to Hazardous Materials; (c) chemical substances or products; (d) Releases of pollutants, contaminants, chemicals or other industrial, toxic or radioactive substances or Hazardous Materials into the environment; and (e) the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Borrower directly or indirectly resulting from or based upon (a) the violation of any Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ESAI” has the meaning specified in the Preamble.

“Event of Default” has the meaning specified in Section 8.1.

“Facility Amount” means CDN$60,000,000.00, as such amount may be reduced from time to time pursuant to Article 2

“First Cumulative Job Target” means a 3 year rolling annual average of at least 2,600 Jobs maintained at the Algoma Sault Ste Marie Facility, the satisfaction of which is to be determined and calculated at the end of each Fiscal Year in accordance with the following formula: “(A+B+C)/ 3” where:

•	“A” is the number of Jobs maintained at the Algoma Sault Ste Marie Facility on the last day of such Fiscal Year;

•	“B” is the number of Jobs maintained at the Algoma Sault Ste Marie Facility on the last day of the Fiscal Year immediately prior to the Fiscal Year referred to in respect of “A” above”; and

•	“C” is the number of Jobs maintained at the Algoma Sault Ste Marie Facility on the last day of the Fiscal Year immediately prior to the Fiscal Year referred to in respect of “B” above.

“First Measurement Period” means the period commencing on April 1, 2018 and ending on March 31, 2021.

“Fiscal Year” shall mean the fiscal year of the Borrower ending March 31 of each calendar year, provided that the Borrower may, upon written notice to the Lender, change its Fiscal Year-end to another date, in which case the Borrower and the Lender will make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year. However, the Fiscal Year shall be deemed to end March 31 of each calendar year for the purposes of calculating the First Cumulative Job Target and the Second Cumulative Job Target, and for all purposes under Section 2.5, notwithstanding any change to the Fiscal Year pursuant to the foregoing proviso.

“Funded Project Budgets” means the budgets for the Funded Projects set out in the Annual Work Schedules and “Funded Project Budget” means any one of them.

“Funded Project Plans” means the charts setting out the milestones or activities and timelines for the Funded Projects set out in the Annual Work Schedules and “Funded Project Plan” means any one of them, as applicable.

“Funded Projects” means the Projects described in the Annual Work Schedules and “Funded Project” means any one of them. For the avoidance of doubt, no Project which is funded or is to be funded in whole or in part by funds advanced under the Canada Facility or the Canada SIF Facility shall be eligible to be a Funded Project.

“GAAP” shall have the meaning given to it in Section 1.6.

“Governmental Authority” means any government or governmental entity, parliament, legislature, or commission or board of any government, parliament or legislature, or any political subdivision thereof, or any court or (without limitation to the foregoing) any other Applicable Law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks or pension plans) having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including, without limitation, any arbitrator) or any other authority charged with the administration or enforcement of Applicable Laws.

“Guarantee” means each guarantee of the Borrower’s liabilities and obligations pursuant to the Loan Documents granted by a Guarantor.

“Guarantor” means Algoma Steel Intermediate Holdings Inc., Algoma Steel USA Inc. and any other Person who becomes a guarantor of the Borrower’s indebtedness, liabilities and obligations hereunder pursuant to Sections 7.1(q) or 7.2(g).

“Hazardous Materials” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy, plasma and organic or inorganic matter, alone or in any combination which is regulated under any applicable Environmental Laws as hazardous waste, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws.

“Incorporated Covenant” has the meaning specified in Section 7.3.

“Indemnitee” has the meaning specified in Section 9.3(a).

“Ineligible Project Costs” means all costs incurred in relation to Funded Projects that are not Eligible Project Costs.

“Intercreditor Agreement” means an intercreditor agreement dated on or about the date hereof among the Lender, the Borrower, the Guarantors, the Term Agent, the ABL Agent, and, upon execution of an Intercreditor Agreement Joinder (as defined in the Intercreditor Agreement) pursuant to Section 8.22 of the Intercreditor Agreement, the Government of Canada in its capacity as lender under the Canada Facility confirming the following order of priority of the Liens granted by the Borrower to such Persons, notwithstanding the order of registration of such Liens:

(a)

firstly, the Liens granted to the Term Agent (other than in respect of (i) the Borrower’s current assets (as defined in accordance with GAAP), which the ABL Agent shall have a first Lien against), and (ii) the Capital Stock of New Port LP and New Port GP owned by the Borrower, which the Port Lender shall have a first Lien against and no other party to the Intercreditor Agreement shall have any Lien against).

(b)	secondly, the Liens granted to the ABL Lender; and

(c)	thirdly, the Liens granted to the Lender and the Government of Canada as lender under the Canada Facility (which shall rank on pari passu basis with one another).

“Interest” has the meaning specified in Section 3.3.

“Job” means:

(a)

For hourly employees, the number of “Jobs” for hourly paid employees on the Borrower’s or any Contractor’s payroll, in respect of any Fiscal Year, is an amount equal to “X”, calculated in accordance with the following formula:

X =	a	;
2000

where “a” = the total number of hours worked at the Algoma Sault Ste Marie Facility during such Fiscal Year by all hourly employees employed by the

Borrower or any Contractor, including hours worked in overtime or taken as paid vacation, sick leave, and for other similar reasons, and hours for which pay is provided in lieu of notice; and

(b)

For salaried employees, a “Job” means a full time job of a salaried employee who is employed by the Borrower or a Contractor at the Algoma Sault Ste Marie Facility. The number of “Jobs” for salaried employees in respect of any Fiscal Year is an amount equal to the number of such salaried employees employed for the entirety of such Fiscal Year, plus 1/12th times the number of full months worked by salaried employees employed for less than the entirety of such Fiscal Year.

and “Jobs” in respect of any Fiscal Year means the sum of the amounts specified in clause (a) and (b) above.

“Lease” has the meaning specified in Section 6.1(i).

“Leased Lands” has the meaning specified in Section 6.1(i).

“Lender” has the meaning specified in the preamble.

“Lien” means any mortgage, debenture, pledge, charge, assignment by way of security, hypothecation, security interest or other lien or charge (whether fixed, floating or otherwise), title retention, any deposit of moneys under any agreement or arrangement whereby such moneys may be withdrawn only upon fulfilment of any condition as to the discharge of any other indebtedness or any other arrangement, trust or agreement having the effect of security for the payment of any debt, liability or obligation to any creditor.

“Loan Documents” means this Credit Agreement, the Security Documents, each Guarantee and all other documents to be executed and delivered to the Lender in connection with the Credit Facility.

“Loss” means any loss whatsoever, whether direct or indirect, including expenses, costs, damages, judgments, penalties, fines, charges, claims, demands, liabilities and any and all legal fees and disbursements, except any such loss representing loss of profit.

“Material Adverse Effect” means (a) any material adverse effect on the Assets, operations or condition (financial or otherwise) of the Borrower, taken as a whole; (b) any material adverse effect on the ability of the Borrower to perform its obligations to the Lender under the Loan Documents; (c) any material adverse effect on the legality, validity or enforceability of this Credit Agreement or any of the Loan Documents including the validity, enforceability, perfection or priority of any Lien created or intended to be created under any of the Security Documents; or (d) any material impairment of the rights or remedies of the Lender under the Loan Documents.

“Material Agreements” means those agreements of the Borrower or its Subsidiaries, the breach, non-performance, cancellation or non-renewal of which could reasonably be expected to have a Material Adverse Effect, including those agreements set out in Schedule 1.1A.

“Maturity Date” means the tenth (10th) anniversary of the Closing Date.

“MNDM” means Her Majesty the Queen in Right of Ontario as represented by the Minister of Northern Development and Mines (other than in its capacity as Lender hereunder).

“New Port GP” means Algoma Docks GP Inc., a British Columbia corporation and the general partner of New Port LP.

“New Port LP” means Algoma Docks Limited Partnership, an Ontario limited partnership.

“NOHFC” means Northern Ontario Heritage Fund Corporation.

“Obligor” means each of the Borrower and any Guarantor.

“Owned Real Property” means the real property upon which the Algoma Sault Ste Marie Facility is situate, as described in Schedule 1.1B and the other real property described in Schedule 1.1B.

“Participant” has the meaning specified in Section 9.11.

“Permitted Prior Secured Indebtedness” means indebtedness for borrowed money in respect of:

(a)	the Term Loan;

(b)	the ABL Facility;

(c)	the Port Loan; and

(d)

any other indebtedness, the security for which is permitted under the terms of the documentation governing the Term Loan and/or the ABL Facility to rank pari passu with or in priority to the security granted in connection with the Term Loan or ABL Facility, as the case may be.

References herein to “the amount of Permitted Prior Secured Indebtedness” means, at any given time, the total committed amount of all credit facilities or loans falling within the foregoing definition of Permitted Prior Secured Indebtedness, whether drawn or undrawn at such time.

“Permitted Refinancing Term Loans” shall mean any broadly syndicated indebtedness of the Borrower issued in exchange for, or the net cash proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge the Term Loan indebtedness of the Borrower provided that:

(a)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Term Loans does not exceed the principal amount (or accreted value, if applicable) of the Term Loans being extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all interest thereon that has been paid-in-kind, all accrued and unpaid interest on such Term Loans being extended, renewed, refunded, refinanced, replaced, defeased or discharged and the amount of all premiums (including tender premiums), penalties, fees and expenses (including upfront fees and original issue discount), incurred in connection therewith);

(b)

such Permitted Refinancing Term Loans have a final maturity date no earlier than the final maturity date of the Term Loans being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(c)

such Permitted Refinancing Term Loans are not secured by any assets other than the assets that secured the Term Loans being extended, renewed, refunded, refinanced, replaced, defeased or discharged and the holders of such Permitted Refinancing Term Loans (or their agent or other representative) shall become a party to the Intercreditor Agreement;

(d)	such Permitted Refinancing Term Loans is guaranteed only by those Persons that are guarantors of the Term Loans being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(e)

the Incorporated Covenants and “Change of Control” provisions of any Permitted Refinancing Term Loans (excluding, for greater clarity, pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity) shall be (i) substantially identical to, or (taken as a whole) no more favorable (as determined by the Borrower in good faith and certified by the Borrower to the Lender) to the Borrower than those applicable to the refinanced Term Loans, or (ii) reasonably acceptable to the Lender (it being agreed that (x) Incorporated Covenants and “Change of Control” provisions of any Permitted Refinancing Term Loans that are more favorable to the lenders or the agent of such refinanced Term Loans than those contained in the Term Loan Credit Agreement and are then conformed (or added) to the Term Loan Credit Agreement pursuant to the applicable refinancing amendment shall thereafter be deemed acceptable to the Lender and (y) with respect to any Incorporated Covenants or “Change of Control” provisions of any Permitted Refinancing Term Loans, replacing any “Required Lenders Negative Consent” or similar provisions in the Term Loan Credit Agreement on the date hereof with the reasonable discretion of the Term Agent, and/or permitting thresholds, dollar or ratio “baskets” therein (as of the effective date or issuance of such Permitted Required Term Loans) in an amount not exceeding the amounts set forth in the Term Loan Credit Agreement on the date hereof, shall, in each case of this clause (y), be deemed acceptable to the Lender).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Port Agent” means Cortland Capital Market Services LLC, in its capacity as the administrative agent and collateral agent under the Port Loan, or any successor administrative agent and collateral agent under the Port Loan “Port Lender” means, collectively, GIP Primus, L.P. and Brightwood Loan Services LLC, as investors party to the Port Loan.

“Port Loan” means the Senior Secured Term Loan Credit Agreement among New Port LP, as borrower, New Port GP, as General Partner, the Borrower, as guarantor, the Port Agent and the Port Lender pursuant to which the Port Lender shall advance US$73,000,000 to New Port LP on the Closing Date in connection with the transactions contemplated under the Asset Purchase Agreement.

“Projects” means the capital investment projects detailed in the Algoma Capital Investment Plan, which projects are organized into six categories: Algoma Sault Ste Marie Facility – modernization projects, environmental compliance projects, asset life and efficiency enhancement projects, new and upgraded technology projects, reliability enhancement projects and sustaining capex projects.

“Province” means Her Majesty the Queen in Right of Ontario.

“Real Property Security Date” means the date which is the earlier of (a) the day on which a charge in favour of the Term Lenders is registered against title to the Owned Real Property to secure the Term Loan, and (b) ninety (90) days after the Closing Date, in each case subject to extension in the reasonable discretion of the Term Agent on the terms set forth in the Term Loan Credit Agreement on the date hereof to a date that is not more than one hundred and eighty (180) days after the Closing Date.

“Release” when used as a verb includes release, spill, leak, emit, deposit, discharge, leach, migrate or dispose into the environment and the term “Release” when used as a noun has a correlative meaning.

“Reports” means the financial and progress reports described in Exhibit 1.1B.

“Second Cumulative Job Target” means a 3 year rolling annual average of at least 2,300 Jobs maintained at the Algoma Sault Ste Marie Facility, the satisfaction of which is to be determined and calculated at the end of each Fiscal Year in accordance with the following formula: “(A+B+C)/ 3” where:

•	“A” is the number of Jobs maintained at the Algoma Sault Ste Marie Facility on the last day of such Fiscal Year;

•	“B” is the number of Jobs maintained at the Algoma Sault Ste Marie Facility on the last day of the Fiscal Year immediately prior to the Fiscal Year referred to in respect of “A” above”; and

•	“C” is the number of Jobs maintained at the Algoma Sault Ste Marie Facility on the last day of the Fiscal Year immediately prior to the Fiscal Year referred to in respect of “B” above.

“Second Measurement Period” means the period commencing on April 1, 2021 and ending on March 31, 2024.

“Security Documents” means the agreements described in Section 5.1 and any other security granted to the Lender as security for the obligations of the Borrower under this Credit Agreement and the other Loan Documents.

“Subsidiary” means, at any time with respect to a Person, any other person, if at such time such first-mentioned Person owns, directly or indirectly, more than 50% of the Capital Stock, in such other Person entitled ordinarily to vote in the election of the board of directors of, or Persons performing similar functions for, such other Person.

“Tax Act” means the Income Tax Act (Canada) as it may be amended from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Agent” means Cortland Capital Market Services LLC, in its capacity as administrative agent and collateral agent for the Term Lenders on the date hereof, and any successor thereto in such capacity in respect of the Term Loan.

“Term Lenders” means the lenders from time to time party to the Term Loan.

“Term Loan” means collectively, (a) the term loan as of the date hereof in the aggregate principal amount of (i) U.S.$357,000,000.00 plus (ii) any payment in kind interest pursuant to the exercise of the “PIK Election” (as defined in the Term Loan Credit Agreement as of the Closing Date) being provided by the Term Lenders to the Borrower, with an incremental facility that allows for increasing the initial aggregate principal amount to the “Incremental Cap” (as defined in the Term Loan Credit Agreement as of the Closing Date but regardless of whether then in effect on the relevant date of determination, including after giving effect to Sections 1.05 and 1.06(c) thereof) and (b) any Permitted Refinancing Term Loans in respect of the term loan described under clause (a), and in each case secured by the Collateral.

“Term Loan Credit Agreement” shall mean the Term Loan Credit Agreement, dated as of the Closing Date, among the Borrower, the guarantors from time to time party thereto, the Term Lenders from time to time party thereto, the Term Agent and the other parties thereto from time to time party thereto.

1.2	Certain Rules of Interpretation

In this Credit Agreement and the other Loan Documents:

(a)

Time – Time is of the essence in and of this Credit Agreement and every part hereof in the performance of the respective obligations of the parties hereto. Any extension, waiver or variation of any provision of this Credit Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

(b)

Calculation of Time – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end, unless otherwise expressly provided.

(c)

Business Days – Whenever any action to be taken or payment to be made pursuant to this Credit Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(d)	Currency – Unless otherwise specified, all references to amounts of money in the Loan Documents refer to the lawful currency of Canada.

(e)

Headings – The descriptive headings preceding Articles and Sections of this Credit Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Credit Agreement into Articles and Sections shall not affect the interpretation of this Credit Agreement.

(f)

Plurals and Gender – The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Credit Agreement to such persons or circumstances as the context otherwise permits.

(g)

Statutory References – Any reference to a statute shall mean the statute in force as at the date of this Credit Agreement (together with all regulations promulgated under it), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

(h)

Consent – Whenever a provision of this Credit Agreement requires an approval or consent by a party to this Credit Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the party whose consent or approval is required shall be conclusively deemed to have withheld its, his or her approval or consent.

(i)

Amendments – Unless the context otherwise requires any definition of or reference to any agreement, instrument or other document (including any definition of or reference to this Credit Agreement) shall be construed as referring to that agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified.

1.3	Knowledge

Whenever any party makes any representation, warranty or other statement to such party’s knowledge, such party will be deemed to have made due inquiry, including due inquiry by any officer or director of such party or any other Person who has responsibility with respect to the relevant subject matter, into the subject matter of such representation, warranty or other statement.

1.4	Entire Agreement

(a)

This Credit Agreement together with the agreements and other documents to be delivered pursuant to this Credit Agreement and the other Loan Documents, constitute the entire agreement between the Parties pertaining to the subject matter of the Loan Documents and supersede all prior agreements, understandings, negotiations and discussions, whether oral, written or otherwise, of the Parties. There are no representations, warranties, covenants or other agreements between the parties hereto in connection with the subject matter of this Credit Agreement except as specifically set forth in this Credit Agreement and any document delivered pursuant to this Credit Agreement.

(b)	No supplement, modification, amendment, waiver or termination of this Credit Agreement shall be binding unless executed in writing by the party to be bound thereby.

1.5	Governing Law

This Credit Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

1.6	Accounting Principles

All references to generally accepted accounting principles or “GAAP” mean, as determined by the Borrower in its discretion on notice to the Lender not less than 30 days prior to the date of the Borrower’s first financial year end following the execution of this Agreement, one of the following three accounting standards, which the Borrower shall use to prepare its audited financial statements: (a) the Accounting Standards for Private Enterprises which are in effect from time to time in Canada, as published in Part II of the Handbook of the Canadian Institute of Chartered Accountants or any successor thereof (the “Handbook”), or (b) International Financial Reporting Standards which are in effect from time to time in Canada, as published in Part I of the Handbook ((a) and (b) collectively, the “Accounting Standards”).

1.7	Exhibits and Schedules

The Schedules and Exhibits described below and appended to this Credit Agreement shall be deemed to be integral parts of this Credit Agreement:

Schedules

Schedule 1.1A	Material Agreements
Schedule 1.1B	Owned Real Property
Schedule 6.1(f)	Location of Business; Names
Schedule 6.1(i)	Leased Lands
Schedule 6.1(n)	Authorized and Issued Capital

Exhibits

Exhibit 1.1A	Form of Annual Work Schedule
Exhibit 1.1B	Reports and Other Deliverables
Exhibit 3.2	Form of Borrowing Notice
Exhibit 4.3	Form of Compliance Certificate

ARTICLE 2

CREDIT FACILITY

2.1	Availability

(a)	The Lender hereby establishes the Credit Facility in favour of the Borrower.

(b)	The Credit Facility will be a non-revolving facility such that repayments of Advances under the Credit Facility will permanently reduce the Facility Amount.

2.2	Facility Limits

The Amounts Outstanding under the Credit Facility shall not at any time exceed the Facility Amount.

2.3	Mandatory Repayment

The Borrower shall repay (subject to Section 8.1 – Events of Default) the Amounts Outstanding (together with all Interest which has accrued on Advances made thereunder) under the Credit Facility in accordance with an amortization table which will be prepared by the Lender and delivered to the Borrower on or prior to the sixth (6th) anniversary of the Closing Date and on each subsequent anniversary of the Closing Date. Each such amortization table will cover the twelve month period commencing on the anniversary on which it is delivered and will provide for equal monthly blended payments of principal and Interest payable on the final Business Day of each month during such period in such amount as, if such payments were continued through to the Maturity Date and the rate of Interest during the period covered by the amortization table were to remain constant through to the Maturity Date, would result in all Amounts Outstanding and all accrued Interest having been repaid in full by the Maturity Date. Each amortization table as prepared by the Lender will, absent manifest error, be conclusive and binding upon the Borrower. For the avoidance of doubt, the Borrower will pay all Amounts Outstanding, all Interest accrued thereon and all other amounts due and owing under or by virtue of this Credit Agreement on or prior to the Maturity Date.

2.4	[Intentionally deleted.]

2.5	Mandatory Prepayment – Cumulative Job Targets

(a)

If the First Cumulative Job Target is not satisfied on the last day of any Fiscal Year occurring during the First Measurement Period, the Borrower shall repay a portion of the Amounts Outstanding determined in accordance with the following formula:

X = (1 – (Y/2600)) *Z

where:

•	“X” is the amount of the cash repayment to be made by the Borrower to the Lender;

•

“Y” is the number that results from the First Cumulative Job Target calculation made on such date of determination in accordance with the formula referred to in the definition of “First Cumulative Job Target”; and

•	“Z” is the total Amount Outstanding as of the date of determination;

provided, that, if on the last day of any Fiscal Year occurring during the First Measurement Period, the 3 year rolling annual average of Jobs as determined in accordance with the formula in the definition of First Cumulative Job Target is less than 2,600 and equal to or greater than 2,500, the Borrower shall not be obligated to repay such amount unless and until, on the last day of the immediately succeeding Fiscal Year, the 3 year rolling average of Jobs is less than (i) 2,600, if the last day of such immediately succeeding Fiscal Year is in the First Measurement Period or (ii) 2,300, if the last day of such immediately succeeding Fiscal Year is in the Second Measurement Period.

(b)

If the Second Cumulative Job Target is not satisfied on the last day of any Fiscal Year occurring during the Second Measurement Period, the Borrower shall repay to the Lender a portion of the Amounts Outstanding determined in accordance with the following formula:

X = (1 – (Y/2300)) *Z

where:

•	“X” is the amount of the cash repayment to be made by the Borrower to the Lender;

•

“Y” is the number that results from the Second Cumulative Job Target calculation made on such date of determination in accordance with the formula referred to in the definition of “Second Cumulative Job Target”; and

•	“Z” is the total Amount Outstanding as of the date of determination;

provided, that, if on the last day of any Fiscal Year occurring during the Second Measurement Period, the 3 year rolling annual average of Jobs as determined in accordance with the formula in the definition of Second Cumulative Job Target is less than 2,300 and equal to or greater than 2,200, the Borrower shall not be obligated to repay such amount unless and until, on the last day of the immediately succeeding Fiscal Year, the 3 year rolling average of Jobs is less than 2,300; provided further, that, if on the last day of the last full Fiscal Year in the Second Measurement Period, the 3 year rolling annual average of Jobs as determined in accordance with the formula in the definition of Second Cumulative Job Target is less than 2,300 and equal to or greater than 2,200, the Borrower shall not be obligated to repay such amount.

(c)	For greater certainty, the aggregate amount payable by the Borrower pursuant to this Section 2.5 shall not exceed the aggregate Amount Outstanding.

(d)

If an amount calculated pursuant to Section 2.5(a) or 2.5(b) exceeds the Amount Outstanding at the time of such calculation, the Lender may by notice to the Borrower reduce the Facility Amount by the amount of such excess.

(e)

The Borrower shall repay the amounts calculated in accordance with Sections 2.5(a) or(b), if any, within 90 days after the end of the Fiscal Year to which such payment relates. Any attempt, in the Lender’s reasonably held opinion, by the Borrower to manipulate or artificially inflate the number of Jobs by artificial transactions or schemes shall be an Event of Default under this Credit Agreement.

2.6	Optional Prepayments

The Borrower may, subject to the provisions of this Credit Agreement, prepay without penalty or bonus Amounts Outstanding under the Credit Facility upon no less than three Business Days’ notice to the Lender by a notice stating the proposed date and aggregate principal amount of the prepayment or reduction. In such case, the Borrower shall pay to the Lender in accordance with such notice the amount of such prepayment, together with Interest accrued on the amount prepaid in accordance with Section 3.3. Each partial prepayment or reduction shall be in a minimum aggregate principal amount of $1,000,000 and in an integral multiple of $500,000, provided that the provisions respecting minimum principal amount and integral multiples referred to in this sentence shall not apply in the case of any partial prepayment or reduction that results in the Credit Facility being repaid or cancelled in full.

2.7	Mandatory Prepayment/Reduction of Facility Amount

The Borrower shall not use the proceeds of Advances for any Eligible Project Costs for which the Borrower is in receipt of funds from other sources. If funds are received for the Funded Projects from sources other than, or in amounts greater than, those set out in the corresponding Funded Project Budgets: (i) the Borrower shall promptly give notice thereof to the Lender and (ii) the Lender may, in its sole discretion and whether it has received such notice or not, reduce the Facility Amount by the amount of such funds, or demand the repayment of a portion of the Amount Outstanding in an amount equal to such additional funds, whereupon the amount demanded by the Lender shall immediately become due and payable.

2.8	Appropriations

The Borrower acknowledges that the Lender has received the necessary appropriation from the Ontario Legislature pursuant to the Financial Administration Act (Ontario) only for the making of Advances in the aggregate amount of CDN $30,000,000.00, and that until a further appropriation is received the Borrower may not submit Borrowing Notices which would cause the aggregate Amounts Outstanding to exceed CDN $30,000,000.00. If pursuant to the Financial Administration Act (Ontario) the Lender does not receive the necessary appropriation(s) from the Ontario Legislature to make Advances in an aggregate amount totalling the Facility Amount the Lender will have the right upon notice to the Borrower to reduce the Facility Amount to the aggregate amount for which appropriations have been received.

2.9	Interest on Amounts Prepaid Pursuant to Sections 2.5 and 2.7.

A prepayment of all or a portion of the Amount Outstanding pursuant to Section 2.5 or 2.7 will be accompanied by a payment of the Interest which has accrued on the amount of principal being prepaid.

ARTICLE 3

ADVANCES AND INTEREST ON ADVANCES

3.1	Principal Amount and Availability

The Lender shall make Advances to the Borrower in amounts equal to 50% of the Eligible Project Costs paid by the Borrower and claimed in a Borrowing Notice delivered pursuant to Section 3.2, and in the aggregate up to the Facility Amount provided that no Borrowing Notice shall be delivered and no Advance shall be made following the sixth (6th) anniversary of the Closing Date.

Borrowings under the Credit Facility will be subject to Section 3.2 and to the conditions precedent set out in Article 4.

3.2	Procedure for Borrowing

Each Advance shall subject to Section 3.1 be made on 30 Business Days’ prior notice, given not later than 11:00 a.m. (Toronto time) by the Borrower to the Lender. Each notice of an Advance (a “Borrowing Notice”) shall be in substantially the form of Exhibit 3.2, shall be irrevocable and binding on the Borrower once given by it to the Lender, and shall specify (i) the requested date of the Borrowing; and (ii) the aggregate amount of the Borrowing. Each Borrowing Notice will be accompanied by copies of all invoices and cancelled cheques relating to such costs or such other evidence reasonably satisfactory to the Lender of payment of the Eligible Project Costs claimed in such Borrowing Notice. Further, if any portion of the Eligible Project Costs claimed in a Borrowing Notice represents costs of internal technical labour, such Borrowing Notice will also be accompanied by a labour attestation (in a form to be provided by the Lender) itemizing the applicable individuals, their hours worked, and the split between their wages and benefits. Upon receipt by the Lender of the Borrowing Notice and the aforementioned materials fulfilment of the applicable conditions set forth in Article 4 and expiration of the 30 Business Day notice period referred to above, the Lender will make such funds available to the Borrower, subject to the terms and conditions of this Credit Agreement.

3.3	Interest on Advances

Interest shall accrue on the unpaid principal amount of each Advance made under the Credit Facility from the date of such Advance until such principal amount is repaid in full, at an annual interest rate equal to the greater of (i) 2.5% per annum; and (ii) the Lender’s cost of funds for a ten-year non-amortizing bond, inclusive of fees and commissions, (the “COF Rate”), in each case calculated and compounded monthly (“Interest”). On the Closing Date and on each anniversary thereof the Lender will determine and notify the Borrower of the COF Rate as of such date, and the COF Rate of which the Borrower is so notified shall be deemed to be the COF Rate throughout the following twelve month period. The Lender’s determination of the Interest payable in accordance with this Section 3.3 shall, absent manifest error, be conclusive and binding upon the Borrower.

3.4	Computations of Interest

(a)

All computations of Interest shall be made by the Lender taking into account the actual number of days occurring in the period for which such Interest is payable pursuant to Section 3.3, and a year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives rise to the principle of deemed re-investment of interest.

(b)

No provision of this Credit Agreement shall have the effect of requiring the Borrower to pay interest (as such term is defined in section 347 of the Criminal Code (Canada)) at a rate in excess of 60% per annum, taking into account all other amounts which must be taken into account for the purpose thereof and, to such extent, the Borrower’s obligation to pay interest hereunder shall be so limited.

ARTICLE 4

CONDITIONS OF LENDING

4.1	Conditions Precedent to Execution of Agreement

The obligation of the Lender to execute this Credit Agreement is subject to Lender being satisfied that the following conditions precedent have been met:

(a)

the Lender shall have received a certified copy of (i) the constating documents and by-laws of the Borrower; (ii) the resolutions of the board of directors of the Borrower approving the execution of, and the borrowing and other matters contemplated by, this Credit Agreement and approving the entering into of all other Loan Documents and the completion of all transactions contemplated under them; and (iii) the names and true signatures of its officers authorized to sign this Credit Agreement and the other Loan Documents;

(b)	the Lender shall have received a Certificate of Good Standing in respect of the Borrower issued by the office of the British Columbia Registrar of Companies;

(c)	the Lender shall have received a certificate of an authorized signing officer of the Borrower certifying that, as of the Closing Date, no Material Adverse Effect has occurred;

(d)

the Lender will have received evidence satisfactory to it that the Borrower has successfully completed the Acquisition, on terms and conditions satisfactory to the Lender and shall have received a true and complete copy of (i) the Asset Purchase Agreement together with any other related documents and agreements that the Lender may reasonably request (ii) the certificate of the court-appointed monitor of the Companies Creditors Arrangement Act proceeding relating to the Sellers certifying satisfaction or waiver by the Sellers and the Borrower of all conditions to closing under the Asset Purchase Agreement; and (iii) the vesting order issued by the Court approving such transaction and vesting title to the Algoma Sault Ste Marie Facility and all related business assets in the Borrower and such vesting order shall not have been appealed and the applicable appeal periods relating thereto shall have expired, and the Lender shall have been satisfied with the terms and conditions of such Asset Purchase Agreement, related documents and agreements and vesting order, acting reasonably;

(e)	the Lender shall have received the Guarantees and Security Documents described in Section 5.1;

(f)	the Lender shall have received a certified copy of each Material Agreement;

(g)

the Lender shall have received a favourable opinion of counsel to the Borrower confirming the due authorization, execution and delivery of, and the validity and enforceability of, the Loan Documents and such other matters as the Lender may reasonably require;

(h)

the Lender shall have received a certificate from an authorized signing officer of the Borrower confirming that (i) the representations and warranties contained in Article 6 are true and correct on and as of such date, all as though made on and as of such date; (ii) no event or condition has occurred and is continuing, or would result from such Advance or giving effect to such Advance, which constitutes a Default; and (iii) such Advance, or otherwise giving effect to such Advance, will not violate any Applicable Law then in effect;

(i)

credit agreements and other definitive documentation governing the Term Loan, the ABL Facility and the Port Loan shall have been executed by the lenders thereunder and the Borrower, such documentation shall have been provided to and be satisfactory to the Lender, acting reasonably, and all conditions precedent to the first advance of funds under each such credit agreement shall have been satisfied;

(j)

the Intercreditor Agreement, in a form satisfactory to the Lender, shall have been executed by all parties thereto and the Lender shall be satisfied that the only Liens securing indebtedness of the Borrower are the Liens governed by the Intercreditor Agreement and that there are no other Liens encumbering the Assets of the Borrower other than Liens permitted under Permitted Prior Secured Indebtedness;

(k)

an Interlender Agreement among the Lender, the Term Agent, the ABL Agent, the Port Agent, the Borrower and New Port LP in a form satisfactory to the Lender shall have been executed by all parties thereto;

(l)	the 2015 CCA Agreements shall have been terminated pursuant to a mutual termination and release agreement satisfactory to the Lender, acting reasonably;

(m)

Her Majesty the Queen in Right of Ontario, as represented by the Minister of Environment, Conservation and Parks and the Borrower shall have entered into certain agreements pertaining to environmental matters;

(n)

the Borrower shall have entered into collective bargaining agreements with its unionized employees on terms and conditions satisfactory to the Lender, acting reasonably, including arrangements with respect to pension and post-retirement benefit obligations;

(o)	the Lender shall have received the Algoma Capital Investment Plan; and

(p)	the Lender shall have received such other certificates and documentation as the Lender may reasonably request.

4.2	Conditions Precedent to First Advance

The obligation of the Lender to make the first Advance under the Credit Facility is subject to the Lender being satisfied that the following conditions precedent have been met:

(a)

Credit agreements and other definitive documentation governing the Canada Facility shall have been executed by the lender thereunder and the Borrower, such documentation shall have been provided to and be satisfactory to the Lender, acting reasonably, and all conditions precedent to the first advance of funds under such agreement shall have been satisfied;

(b)	the lender under the Canada Facility shall have executed an Intercreditor Agreement Joinder (as defined in the Intercreditor Agreement) pursuant to Section 8.22 of the Intercreditor Agreement;

(c)

the Lender shall have received a certificate from an authorized signing officer of the Borrower confirming that (i) the representations and warranties contained in Article 6 are true and correct on and as of the date of the making of the such Advance all as though made on and as of such date; (ii) no event or condition has occurred and is continuing, or would result from such Advance or giving effect to such Advance, which constitutes a Default; and (iii) such Advance, or otherwise giving effect to such Advance, will not violate any Applicable Law then in effect;

(d)	the Borrower shall have delivered a satisfactory executed 2017-2019 Annual Work Schedule to the Lender and the Lender shall have accepted and executed same;

(e)	the lender under the Canada Facility has not exercised any right it has thereunder to terminate its obligation to reimburse claims under the Canada Facility;

(f)

the Lender shall have received satisfactory evidence that all required permits, approvals and municipal authorizations have been obtained for the Funded Projects referred to in the 2017-2019 Annual Work Schedule;

(g)	all of the conditions precedent set out in Section 4.1 have been met to the satisfaction of the Lender;

(h)	the Lender shall have received a Compliance Certificate from the Borrower dated the date of the applicable Borrowing Notice in respect of such Advance; and

(i)	the Borrower will have delivered a Borrowing Notice and the other materials required under Section 3.2.

4.3	Conditions Precedent to Subsequent Advances

Each Advance hereunder shall be subject to the conditions precedent that on the date of such Advance, and immediately after giving effect thereto and to the application of any proceeds from it, (i) the representations and warranties contained in Article 6 are true and correct on and as of such date, all as though made on and as of such date; (ii) no event or condition has occurred and is continuing, or would result from such Advance or giving effect to such Advance, which constitutes a Default; (iii) such Advance, or otherwise giving effect to such Advance, will not violate any Applicable Law then in effect, (iv) the lender under the Canada Facility has not exercised any right it has thereunder to terminate its obligation to reimburse claims under the Canada Facility; (v) the Lender shall have received a Compliance Certificate from the Borrower dated the date of the applicable Borrowing Notice; (vi) the Borrower shall have delivered a satisfactory executed Annual Work Schedule to the Lender for the Fiscal Year in which the applicable Borrowing Notice has been delivered and the Lender shall have accepted and executed same; (vii) the Lender shall have received satisfactory evidence that all material permits, approvals and municipal authorizations which, as at the date of the Advance, are required for such Funded Projects and are possible to have been obtained by the Borrower at such time, have been obtained; and (viii) the Borrower will have delivered a Borrowing Notice and the other materials required by Section 3.2.

4.4	No Waiver

The making of an Advance without the fulfilment of one or more conditions set forth in Sections 4.1, 4.2 or 4.3 shall not constitute a waiver of any such condition, and the Lender reserves the right to require fulfilment of such condition in connection with any subsequent Advance.

ARTICLE 5

SECURITY

5.1	Security

Subject to Section 5.2, as general and continuing security for the due payment and performance of all present and future indebtedness, obligations and liabilities of the Obligors to the Lender, the following Security Documents will be provided to the Lender, all in form and substance satisfactory to the Lender:

(a)

a secured charge (including a specific assignment of any leases) on and against the Owned Real Property including (i) a Demand Debenture by the Borrower in favour of the Lender with respect to the Owned Real Property; and (ii) a Debenture Delivery Agreement by the Borrower in favour of the Lender (collectively, the “Charge”);

(b)	a leasehold charge against the Borrower’s interests in the Leased Lands, including (i) a Demand Debenture by the Borrower in favour of the Lender with respect to the Borrower’s interest in the Leased Lands; and (ii) a Debenture Delivery Agreement by the Borrower in favour of the Lender ;

(c)

a Canadian general security agreement by the Borrower and Algoma Steel Intermediate Holdings Inc. in favour of the Lender, granting a security interest in all of such Obligors’ present and future Assets, other than Excluded Assets (as defined therein);

(d)

a U.S. general security agreement by Algoma Steel USA Inc. in favour of the Lender, granting a security interest in all of the Algoma Steel USA Inc.’s present and future Assets, other than Excluded Assets (as defined therein);

(e)

a Canadian pledge agreement by the Borrower and Algoma Steel Intermediate Holdings Inc. in favour of the Lender, pledging all of such Obligors’ present and future Capital Stock, other than Excluded Assets (as defined therein);

(f)	a U.S. pledge agreement by the Borrower in favour of the Lender, pledging all of the Borrower’s present and future Capital Stock, other than Excluded Assets (as defined therein); and

(g)	a Canadian intellectual property security agreement by the Borrower in favour of the Lender granting a security interest in the Borrower’s intellectual property.

5.2	Real Property Security Date

Notwithstanding Section 5.1, the Charge will not be executed and delivered or registered until the Real Property Security Date. On the Real Property Security Date, the Borrower will execute and deliver to and in favour of the Lender the Charge (which will be identical to the secured charge on and against the Owned Real Property granted to the ABL Lenders and Term Lenders) and the Charge will be registered against the Owned Real Property

5.3	Satisfactory to Lender

Subject to Section 5.2 and the Intercreditor Agreement, the Security Documents will be in such form or forms, and will be registered in such jurisdictions, as the Lender and its legal counsel may from time to time reasonably require and in any event in such form or forms as the security provided to or for the benefit of the Term Agent, ABL Agent, Term Lenders and ABL Lenders, as applicable.

5.4	Security Charging Real Property

Notwithstanding anything to the contrary contained in any of the Loan Documents, to the extent that the Liens created by the Security Documents charge real property or any interest therein such Liens shall secure interest after the occurrence of an Event of Default at the same rates as those in effect immediately prior to such occurrence.

5.5	Registration/Further Assurances

(a)

At any time from and after the Closing Date (or after the Real Property Security Date in the case of the Charge) the Lender may, at the expense of the Borrower, register, file or record the Security Documents or notices in respect of the Security Documents in all offices where such registration, filing or recording is, in the reasonable opinion of the Lender or its counsel, necessary or of advantage to the creation, perfection and preservation of the security interests arising pursuant to the Security Documents. The Lender may, at the Borrower’s expense, renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect. The Borrower acknowledges that the various forms of Security Documents have been prepared based upon the laws of the Province of Ontario and the laws of the State of New York in effect at the date of execution of the Security Documents and that such laws may change, and that the execution and delivery of different forms of security instruments may therefore be required in order to grant to the Lender the rights intended to be granted by the applicable Security Documents. The Borrower will upon request from the Lender from time to time, execute and provide to the Lender such additional security instruments and will amend or supplement any Security Documents theretofore provided to the Lender:

(i)	to reflect any changes in Applicable Laws, whether arising as a result of statutory amendments, court decisions or otherwise;

(ii)	to facilitate the registration of appropriate forms of Security in all appropriate jurisdictions; or

(iii)	if any entity having delivered security amalgamates with any other Person or enters into any corporate reorganization;

in each case in order to confer upon the Lender such security interests with such priority, as are intended to be created by such Security Documents subject to the terms of the Intercreditor Agreement.

(b)

The Borrower will pay or indemnify the Lender against any and all stamp duties, registration fees and similar Taxes or charges which may be payable or determined to be payable in connection with the execution, delivery, performance, registration or enforcement of any of the Loan Documents or any of the transactions contemplated by any Loan Document.

(c)	The provisions of this Section 5.5 shall survive the termination of this Credit Agreement and the repayment of all Amounts Outstanding.

5.6	Intercreditor Agreement

Notwithstanding anything herein to the contrary, it is acknowledged that the liens and security interests granted to the Lender pursuant to a Security Document in any Collateral and the exercise of any right or remedy by the Lender with respect to such Collateral are, as between the Lender and other lenders who are parties to the Intercreditor Agreement, subject to the provisions of the Intercreditor Agreement; provided that (x) the foregoing shall in no event limit the Borrower’s obligations hereunder and it is the intention of the parties hereto that the Collateral securing the obligations and liabilities of the Obligors to the Lender under the Loan Documents shall be the same (and perfected to the same extent) as the Liens securing the Term Loans (it being understood that the Lender may, in its sole discretion, decide not to take certain assets as Collateral (or perfect such Collateral) on behalf of itself).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties

The Borrower represents and warrants to the Lender, with effect as of and from the Closing Date, and acknowledges and confirms that the Lender is relying thereon without independent inquiry in providing Advances hereunder, that:

(a)

Incorporation and Qualification. The Borrower is a corporation duly incorporated, continued or amalgamated and is validly existing under the laws of British Columbia and is duly qualified, licensed or registered to carry on business under the laws of the Province of Ontario and any other Applicable Law in all jurisdictions in which the nature of its Assets or business makes such qualification necessary, except where the failure to be so qualified, licensed or registered would not reasonably be expected to have a Material Adverse Effect.

(b)

Power. The Borrower has all requisite corporate power and authority to (i) own and operate its Assets and to carry on the business carried on by it; and (ii) to enter into and perform its obligations under this Credit Agreement and the other Loan Documents to which it is a party.

(c)

Conflict With Other Instruments. The execution and delivery of the Loan Documents by the Borrower and the performance by the Borrower of its obligations under them and compliance with the terms, conditions and provisions thereof, will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of (A) its constating documents, (B) any Applicable Law, or (C) any material contractual restriction binding on or affecting it or its properties, to the extent such restriction could be reasonably expected to have a Material Adverse Effect; or (ii) result in, require or permit (A) the imposition of any Lien in, on or with respect to the Assets now owned or hereafter acquired by it (other than pursuant to the Security Documents or which is a Lien permitted under Permitted Prior Secured Indebtedness), (B) the acceleration of the maturity of any material indebtedness binding on or affecting it, or (C) any third party to terminate or acquire any rights materially adverse to the Borrower under any Material Agreement except any such imposition, termination or acquisition which would not reasonably be expected to have a Material Adverse Effect.

(d)

Authorization, Governmental Approvals, etc. The execution and delivery of each of the Loan Documents by the Borrower and the performance by the Borrower of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action.

(e)

Execution and Binding Obligation. This Credit Agreement and the other Loan Documents (other than as provided in Section 5.2) have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, subject only to any limitation under Applicable Law relating to (i) bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally; and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(f)

Location of Business; Names. The only jurisdictions (or registration districts within such jurisdictions) in which the Borrower has any place of business or stores any material tangible personal property are as set forth in Schedule 6.1(f). Schedule 6.1(f) also sets out a complete and accurate list of the full and correct name of the Borrower, including any French and English forms of name.

(g)

Material Authorizations. The Borrower possesses all Authorizations as may be necessary to properly conduct its business, the failure of which to possess would reasonably be expected to have a Material Adverse Effect. All such Authorizations are in good standing and the Borrower is not in material default under any of them, except where the failure of such Authorizations to be in good standing or any such material default would not reasonably be expected to have a Material Adverse Effect.

(h)

Ownership of Property. The Borrower owns the Owned Real Property and its other Assets with good and marketable title thereto, free and clear of all Liens, except for Liens permitted under Permitted Prior Secured Indebtedness. As of the date hereof, the Borrower does not own any interests in any real property other than the Owned Real Property listed in Schedule 1.1B. The Security Documents and the Liens securing Permitted Prior Secured Indebtedness described in clauses (a) and (b) of the definition of that term will rank in the order of priority set out in the Intercreditor Agreement.

(i)

Leased Lands. As of the date hereof, the real property listed in Schedule 6.1(i) are the only leased lands of the Borrower (the “Leased Lands”). Each lease of Leased Lands (each, a “Lease”) is in full force and effect, unamended except as permitted under this Credit Agreement. Each Lease is in good standing in all material respects and all amounts owing under them have been paid by the Borrower except any such amount the payment obligation in respect of which is in bona fide dispute.

(j)	Compliance with Laws. The Borrower is in compliance with all Applicable Law, non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(k)

Use of Real Property. The uses to which the Owned Real Property and Leased Lands are being put by the Borrower are not in breach, in any material respect, of any Environmental Laws or other Applicable Law or official plans.

(l)	Environmental Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower’s business, the Owned Real Property, the

Leased Lands and other Assets (i) are in material compliance with all Environmental Laws; (ii) possess, and are operated in compliance with, all Environmental Authorizations which are required for the operation of its business; and (iii) are not subject to any present fact, condition or circumstance that could result in any material liability under any Environmental Laws. No Hazardous Materials are stored, disposed of or otherwise used by the Borrower in violation of any Environmental Law.

(m)	No Default. No Default has occurred and is continuing.

(n)

Authorized and Issued Capital. Schedule 6.1(n) lists the authorized capital of the Borrower together with the registered and beneficial owners of the issued capital thereof as of the Closing Date. Except as set forth in Schedule 6.1(n), as of the Closing Date no Person has an agreement or option or any other right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any Capital Stock of the Borrower. Except as set forth in Schedule 6.1(n), the Borrower does not as at the Closing Date have any Subsidiaries.

(o)

Material Agreements. Each Material Agreement is in full force and effect, unamended. No event has occurred and is continuing which would constitute a breach of, or a default under, any Material Agreement.

(p)

No Burdensome Agreements. The Borrower is not a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its constating documents) which would reasonably be expected to have a Material Adverse Effect on its material operations, business, Assets or financial condition.

(q)

No Litigation. There are no Claims, actions, suits or proceedings pending, taken or, to the Borrower’s knowledge, threatened, before or by any Governmental Authority or by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law, and no Applicable Law which may affect the Borrower has been enacted, promulgated or applied, or to the knowledge of the Borrower, has been proposed, in each case which, if determined adversely to the Borrower, would reasonably be expected to have a Material Adverse Effect.

(r)

No Judgments. The Borrower is not subject to any judgment, order, writ, injunction, decree or award, or to any restriction, rule or regulation (other than customary or ordinary course restrictions, rules and regulations consistent or similar with those imposed on other Persons engaged in similar businesses) which restrains, prohibits or delays the execution and delivery of the Loan Documents, in a manner that would reasonably be expected to have a Material Adverse Effect.

(s)

Validity, Priority and Perfection of Security. The Security Documents, other than the Charge, will, and the Charge will from and after the Real Property Security Date, be effective to create (i) a valid and continuing Lien on the Collateral and, (ii) upon the filing of the appropriate financing statements or other applicable personal property security registrations and filings, a perfected Lien in favour of the Lender on the Collateral, with respect to which a security interest may be perfected by filing pursuant to personal property security legislation in all applicable jurisdictions.

(t)	Insurance. The Borrower’s Assets are insured in accordance with the provisions of the Permitted Prior Secured Indebtedness and Section 7.1(m).

(u)

Accuracy of Information. No written statement furnished by or on behalf of or at the direction of the Borrower to the Lender in connection with the negotiation, consummation or administration of the Credit Facility contains, as of the time such statements were so furnished, any untrue statement of a material fact or an omission of a material fact as of such time, which material fact is necessary to make the statements contained therein not misleading and all such statements, taken as a whole, together with this Credit Agreement, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading.

(v)

Algoma Capital Investment Plan and Annual Work Schedules. With respect to the information and documentation, including forecasts, contained in the Algoma Capital Investment Plan and the Annual Work Schedules, that:

(i)

the forecasts were based upon the judgment of directors and officers of the Borrower, who considered the most likely set of future conditions in their opinion at that time and their impact upon the Borrower;

(ii)	the information used in preparing such document substantially reflects the plans of the Borrower;

(iii)	the assumptions relied upon in preparing the forecasts are appropriate in the opinion of directors and officers of the Borrower;

(iv)	adequate support documentation outlining methods and procedures used in preparing the forecasts is available from the Borrower;

(v)	all statements and documentation provided to the Lender in support of such documents are true and correct; and

(vi)	the Borrower recognizes that the Lender has relied upon the truth, authenticity and accuracy of such information and documentation in authorizing the funding contemplated by this Credit Agreement.

(w)	Insolvency. The Borrower is not insolvent.

(x)	ABL Lenders. None of the ABL Lenders are Non-Debt Fund Affiliates (as such term is used and defined in the Intercreditor Agreement).

(y)	Full Disclosure. All information furnished by or on behalf of the Borrower to the Lender for purposes of, or in connection with, this Credit Agreement or any other

Loan Document, or any other transaction contemplated by this Credit Agreement, including any information furnished in the future, is or will be true and accurate in all material respects on the date as of which such information is dated or certified, and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of then-current circumstances. There is no fact now known to the Borrower which has had, or could reasonably be expected to have, a Material Adverse Effect.

ARTICLE 7

COVENANTS OF THE BORROWER

7.1	Affirmative Covenants

So long as any amount owing hereunder remains unpaid or the Lender has any obligation under this Credit Agreement, then from and after the Closing Date the Borrower shall:

(a)

Financial Reporting Requirements. Provide the Lender with a copy of all financial reporting materials required to be delivered by the Borrower to any lender of Permitted Prior Secured Indebtedness or to the lender under the Canada Facility or the Canada SIF Facility documentation, promptly following the delivery thereof pursuant to the applicable credit or loan documentation.

(b)

Environmental Reporting. Provide the Lender with a copy of all materials required to be delivered by the Borrower in respect of environmental matters to any lender of Permitted Prior Secured Indebtedness promptly following the delivery thereof pursuant to the applicable credit or loan documentation.

(c)	Additional Reporting Requirements. Deliver to the Lender:

(i)

all Reports and other deliverables specified in Exhibit 1.1B using the appropriate form of report or deliverable set out in Exhibit 1.1B in accordance with the timelines and content requirements set out in Exhibit 1.1B or in a form as specified by the Lender from time to time,

(ii)

as soon as possible, and in any event within five days after the Borrower becomes aware of the occurrence of any Default, a statement of the chief financial officer, treasurer or chief operating officer of the Borrower or any other officer acceptable to the Lender setting forth the details of such Default and the action which the Borrower proposes to take or have taken with respect thereto,

(iii)

prompt notice in writing of any default, or event condition or occurrence which with notice or lapse of time, or both would constitute a default under any agreement in respect of indebtedness to which the Borrower owes (contingently or otherwise) at least $50,000,000 (or the equivalent amount in any other currency), or in respect of Permitted Prior Secured Indebtedness or the Canada Facility or the Canada SIF Facility,

(iv)

from time to time upon request of the Lender, evidence of maintenance of all insurance required to be maintained by the Permitted Prior Secured Indebtedness, including such originals or copies as the Lender may reasonably request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments,

(v)

promptly, and in any event within ten days of receipt by the Borrower, notice of any suit, proceeding or similar action commenced or threatened by any Governmental Authority or any other Person, which has had or could reasonably be expected to have a Material Adverse Effect.

(d)	Existence. Preserve and maintain its existence as a corporation.

(e)	Observance of Covenants. Observe and perform all of the covenants, agreements, terms and conditions to be observed and performed by it under this Credit Agreement or in any other Loan Document.

(f)

Compliance with Laws. Comply with the requirements of all Applicable Law, including all Environmental Laws, all municipal zoning by-laws and including all Applicable Laws pertaining to Taxes, except where such non-compliance would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)

Maintenance of Properties, etc. Maintain and preserve all of its Assets used or useful in its businesses in all material respects in good repair, working order and condition (reasonable wear and tear and obsolete Assets excepted) and in material compliance with Environmental Laws and, from time to time, make all material needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the businesses of the Borrower may be properly and advantageously conducted at all time in accordance with prudent business management, provided that the Borrower may, in accordance with the Leases, or with the approval of the Lender (not to be unreasonably withheld), remove or demolish buildings or structures on the Leased Lands which are no longer in use.

(h)	Conduct of Business. Conduct, in each Fiscal Year, its business in a prudent manner and consistent with good business practices.

(i)

Protect Liens. Except for the filing of renewal statements and the making of other filings by the Lender as a secured party, at all times from and after the Security Date take all action and supply the Lender with all information necessary to maintain the Liens provided for under the Security Documents and confer upon the Lender, the Liens intended to be created thereby.

(j)

Pay all Amounts. Pay all amounts of principal, interest, costs and expenses owing hereunder by the Borrower on the dates, at the times, and at the places specified in this Credit Agreement, any amortization table delivered by Lender to Borrower pursuant to section 2.3 of this Credit Agreement or under any other Loan Documents to which the Borrower is a party.

(k)

Visitation and Inspection. At (i) any reasonable time or times and upon reasonable prior notice at the request of the Lender, permit the Lender and its representatives and consultants to visit and inspect the records of the Obligors, the Collateral and the Project and to discuss the affairs, finances and accounts of the Borrower with senior officers including the officer appointed as (or performing the functions of) the chief financial officer thereof at the Lender’s expense, it being acknowledged by the Borrower that no provision of this Credit Agreement shall be construed so as to give the Lender any control whatsoever over the Borrower’s records, and that the Lender’s rights under this Section are in addition to any rights provided to the Auditor General pursuant to the Auditor General Act (Ontario).

(l)

Additional Reports. If the Lender or the Auditor General believes that there are inaccuracies in, or inconsistencies between, any Borrowing Notice submitted to the Lender (and the materials accompanying same pursuant to Section 3.2) and the Borrower’s financial records and books of account, the Borrower must provide at the request of the Lender or the Auditor General and at the Borrower’s own expense an audit report from a public accountant licensed under the laws of Ontario which audit report shall be satisfactory to the Lender in form and content and address:

(i)	Advances made to date;

(ii)	costs which have been claimed as Eligible Project Costs incurred by the Borrower to date;

(iii)	whether the Eligible Project Costs were incurred in accordance with the Funded Project Budgets and this Credit Agreement; and

(iv)	any other financial information pertaining to this Credit Agreement as may be reasonably specified in the request.

(m)

Maintenance of Insurance. Maintain or cause to be maintained insurance at all times complying with the terms of the Term Loan Credit Agreement, and take all steps necessary to ensure that all such policies show the Lender as loss payee as its interests may appear and additional insured thereof under a mortgage clause in a form approved by the Insurance Bureau of Canada and furnish or cause to be furnished evidence thereof to the Lender on or prior to the date of the first Advance under the Credit Facility. The Borrower will pay or cause to be paid all premiums necessary for such purpose as the same shall become due and will provide particulars of all such policies and all renewals thereof to the Lender upon request.

(n)

Cure Defects. Promptly cure or cause to be cured any defects in the execution and delivery of any of the Loan Documents or any of the other agreements, instruments or documents contemplated thereby or executed pursuant thereto or any defects in the validity or enforceability of any of the Loan Documents and, at its expense, execute and deliver or cause to be executed and delivered all such agreements, instruments and other documents as the Lender may consider necessary or desirable for the foregoing purposes.

(o)	Use of Proceeds. Use the proceeds of all Advances for the reimbursement of Eligible Project Costs and for no other purpose whatsoever.

(p)

Further Assurances. At the Borrower’s cost and expense, upon request of the Lender, duly execute and deliver or cause to be duly executed and delivered to the Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Lender to carry out more effectually the provisions and purposes of the Loan Documents.

(q)

Additional Guarantees and Security. Cause any Subsidiaries formed or acquired by it or any other Obligor after the date hereof to, within the timeframe required and to the extent so required under the Permitted Prior Secured Indebtedness in favour of the Term Lenders and ABL Lenders, enter into an unlimited guarantee in favour of the Lender of the obligations of the Borrower to the Lender under the Loan Documents, and grant to the Lender pursuant to a Security Document a first ranking Lien over all Assets of such Subsidiary (subject to the terms of the Intercreditor Agreement and Liens securing Permitted Prior Secured Indebtedness), as collateral security for its obligations under such guarantee. The Borrower shall also deliver or cause to deliver to the Lender: (i) a certificate of status, compliance, good standing or like certificate with respect to such Subsidiary issued by the appropriate Governmental Authority of the jurisdiction of its incorporation; (ii) share certificates representing all the issued and outstanding shares of such Subsidiary, together with a power of attorney delivered in blank to the Lender, executed by the holders of all shares evidenced by such certificates (subject to the terms of the Intercreditor Agreement); and (iii) any such other security document(s) as reasonably requested by the Lender. Following execution and delivery of all documentation contemplated by this Section 7.1(q), such Subsidiary shall be deemed to be Guarantor and Obligor for purposes of this Agreement, and the guarantee and Security Documents entered into by such Subsidiary shall be considered Loan Documents for purposes of this Agreement.

(r)

Funding. Use the Borrower’s own funds or funds from other sources for all Eligible Project Costs not reimbursed through Advances hereunder and all costs associated with Funded Projects which are not Eligible Project Costs.

(s)

Annual Work Schedules. With the exception of the 2017-2019 Annual Work Schedule, which shall be executed by the parties prior to the making of the first Advance under the Credit Facility, the Borrower shall deliver to the Lender for its approval not less than 30 days prior to the beginning of each Fiscal Year a proposed annual work schedule substantially in the form attached as Exhibit 1.1A, which proposed annual work schedule when delivered by the Borrower shall be reviewed by the Lender and either (i) accepted and executed by the Lender, at which point it shall become an Annual Work Schedule and form part of this Agreement; or (ii) be rejected by the Lender, with the Borrower being notified of any deficiencies or issues that need to be addressed, provided that the Lender shall not unreasonably withhold or delay its acceptance and execution of such Annual Work Schedule. Where a deficiency or issue is identified and is capable of correction, the Borrower will revise and resubmit the proposed annual work schedule, duly executed by the Borrower, for approval within 15 days after having received the notice from the Lender of any deficiencies or issues that need to be addressed.

(t)

Job Targets. Meet or exceed the First Cumulative Job Target in each Fiscal Year during the First Measurement Period and meet or exceed the Second Cumulative Job Target in each Fiscal Year during the Second Measurement Period; provided, however, that the Lender agrees that a failure to comply with the foregoing covenant shall constitute an Event of Default only if the Borrower fails to comply with the repayment obligation triggered by such failure pursuant to Section 2.5.

(u)

Investment Target. Make such investments in Projects pursuant to the Algoma Capital Investment Plan as will result in investments in Projects totalling CDN $600,000,000.00 having been made over the period from November 14, 2014 to March 31, 2023.

(v)

Pensions. Comply, in all material respects, with the Borrower’s pension funding obligations under Applicable Law, including without limitation, any contributions required under any pension funding agreements between the Borrower and the Financial Services Commission of Ontario.

7.2	Negative Covenants

So long as any amount owing hereunder remains unpaid or the Lender has any obligation under this Credit Agreement, and unless consent is given in accordance with Section 9.1, the Borrower shall not do any of the following or permit any Subsidiary of the Borrower to do any of the following:

(a)

Amalgamations. Amalgamate into or with any other Person, or permit any other Person to amalgamate into or with it, without the prior written consent from the Lender, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred: (i) any Obligor may amalgamate with any other Obligor, (ii) any Subsidiary may amalgamate with any other Subsidiary; and (iii) the Borrower may amalgamate with any other Person if, in the opinion of the Lender, acting reasonably, the successor entity resulting from the amalgamation is capable of performing the obligations of the Borrower under this Agreement, the other Loan Documents and the Permitted Prior Secured Indebtedness, and provided that, in each case, any transaction pursuant to this section 7.2(a) shall not be permitted unless the conditions set out in Section 9.02 (Mergers and Consolidations) of the Term Loan Credit Agreement are satisfied.

(b)

Liens. Create, incur, assume or suffer to exist on the Assets of the Borrower or any Subsidiary any Liens securing any indebtedness ranking prior to the Liens granted pursuant to the Security Documents other than Liens securing Permitted Prior Secured Indebtedness.

(c)

Change in Business. Engage in any material business or activity other than the Business or incur any material liabilities unrelated to the Business, in each case that would reasonably be expected to have a Material Adverse Effect.

(d)

Restrictive Agreements. Enter into any agreement prohibiting the granting of security as contemplated by Section 5.1, or the repayment of Amounts Outstanding in accordance with the terms hereof other than as set out in any documentation approved by the Lender pursuant to Section 4.1.

(e)

Procurement. Acquire supplies, equipment or services for the Funded Projects for an amount greater than five hundred thousand dollars ($500,000.00) unless a competitive process is used, including a written request for at least three proposals, written evaluation of bids received and a written agreement with the successful contractor.

(f)

Funded Project Changes. Make any material changes to any Funded Project unless the consent of the Lender to such change is first obtained and the Borrower abides by the terms and conditions imposed by the Lender in connection with such consent.

(g)

Additional Security and Guarantees. Provide to the holder of any Permitted Prior Secured Indebtedness any security for, or a guarantee of any Person of, any Permitted Prior Secured Indebtedness, unless such security or guarantee has already been granted or is simultaneously granted to the Lender to secure or guarantee the Borrower’s indebtedness, liabilities and obligations under the Loan Documents.

7.3	Covenants Incorporated by Reference and Change of Control

Subject to the terms of this Section 7.3, the covenants made by the Borrower to and in favour of the Term Lenders in Sections 8.08 (End of Fiscal Years), 9.02 (Merger and Consolidation), 9.03 (Restricted Payments), 9.04 (Indebtedness), 9.05 (Restrictions on Distributions from Restricted subsidiaries), 9.06 (Transactions with Affiliate), 9.08 (Limitation on Sales of Assets and Subsidiary Stock) and 9.11 (Limitation on Activities) of the Term Loan Credit Agreement or the credit agreement dated after the date hereof governing any Permitted Refinancing Term Loans (the “Incorporated Covenants”) are hereby incorporated by reference into this Credit Agreement, mutatis mutandis, and are made by the Borrower to and in favour of the Lender (and for such purpose any references in an Incorporated Covenant to the “Collateral Agent” or the “Administrative Agent” or the “Lenders” shall be deemed to include the Lender and any references therein to the “Security Documents” or “Credit Documents” shall be deemed to include the Loan Documents). The event of default in Section 10.01(i)(Change of Control) of the Term Loan Credit Agreement or the credit agreement dated after the date hereof governing any Permitted Refinancing Term Loans (a “Change of Control”) is hereby incorporated by reference into this Credit Agreement, mutatis mutandis. Any act, omission, event or circumstance which would constitute a breach of an Incorporated Covenant, or a Change of Control, but which is waived, modified or extended by the Term Lenders (or the Term Agent on behalf of the Term Lenders pursuant to the express terms of the Term Loans) shall be deemed to be waived, modified or extended to the same extent by the Lender hereunder, and any amendment by the Term Lenders and the Borrower of an Incorporated Covenant will bind the Lender, provided that:

(a)	the ABL Lenders (or the ABL Agent on their behalf) have waived the breach of or modified or extended, or have amended in the same manner as the Term

Lenders, the covenant contained in the ABL Credit Agreement which is comparable to the Incorporated Covenant subject to such waiver, amendment, modification or extension, or have waived or modified the Change of Control, as applicable;

(b)

the Borrower notifies the Lender promptly upon becoming aware of such an act, omission, event or circumstance or of a potential amendment and upon it seeking a waiver, modification or extension and promptly responds to all inquiries made by the Lender and keeps the Lender fully informed with respect to such matters;

(c)

the Borrower promptly (and in any event within one (1) Business Day) provides the Lender with a copy of any waiver, amendment, modification or extension granted or agreed to by the Term Lenders and the ABL Lenders (or the Term Agent or the ABL Agent, as applicable, on their behalf) in respect of any Incorporated Covenant or Change of Control, including all conditions imposed by the Term Lenders or the ABL Lenders (or the Term Agent or the ABL Agent, as applicable, on their behalf) in connection therewith;

(d)

if any payment, consideration or further security or assurance is made, paid or granted by the Borrower to the Term Lenders (or the Term Agent on their behalf) or any other holder of Permitted Prior Secured Indebtedness (or duly authorized agent or representative thereof) in consideration for a waiver, extension, modification or amendment as aforesaid, the same payment, consideration, further security or assurance will also be made, paid or granted to the Lender;

(e)

within thirty (30) days of being notified of a waiver by the Term Lenders of a breach of an Incorporated Covenant or the occurrence of a Change of Control or of an amendment of an Incorporated Covenant as aforesaid, the Lender may, if it determines (acting reasonably) that such waiver or amendment would cause a Material Adverse Effect, so notify the Borrower and the Term Lenders and in such notice may terminate the Lender’s obligation to make further Advances under the Credit Facility; and

(f)

within thirty (30) days of the Lender becoming aware that the lender under the Canada Facility has exercised any right it has thereunder to terminate its obligation to reimburse claims under the Canada Facility as a result of a waiver by the Term Lenders of a breach of an Incorporated Covenant or the occurrence of a Change of Control or of an amendment of an Incorporated Covenant as aforesaid, so notify the Borrower and the Term Lenders and in such notice may terminate the Lender’s obligation to make further Advances under the Credit Facility.

7.4	Increase in Term Loan and/or ABL Facility

If the amount of the Term Loan or the ABL Facility is to be increased beyond the aggregate amount specified in this Credit Agreement’s definition of “Term Loan” or “ABL Facility” respectively, then:

(a)	the Borrower will promptly notify the Lender of such increase and promptly respond to all inquiries made by the Lender and keep the Lender fully informed with respect to such matter;

(b)	the Borrower will immediately provide the Lender with a copy of all documentation effecting the increase; and

(c)

within thirty (30) days of being notified of the increase, the Lender may, if it determines (acting reasonably) that the increase would cause a Material Adverse Effect so notify the Borrower and in such notice may terminate the Lender’s obligation to make further Advances under the Credit Facility.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

8.1	Events of Default

Each of the following events shall be an “Event of Default”:

(a)

the Borrower shall fail to pay any principal amount of the Amounts Outstanding under the Credit Facility when such amount becomes due and payable, and such failure shall remain unremedied for three Business Days;

(b)

the Borrower shall fail to pay any Interest or any other amount when the same becomes due and payable hereunder or under any of the Loan Documents and such failure shall remain unremedied for three Business Days;

(c)

any representation or warranty or certification made or deemed to be made by the Borrower or any Obligor in this Credit Agreement or any other Loan Document to which it is a party shall prove to have been incorrect in any material respect when made or deemed to be made and such incorrect representation or warranty or certification continues unremedied for a period of thirty (30) days after the earlier of the date on which Borrower becomes aware thereof or receives written notice thereof by the Lender;

(d)

the Borrower or any Obligor shall fail to perform or observe in any material respect any of the terms, covenants or agreements contained in this Credit Agreement or in any other Loan Document (other than (i) the terms, covenants and agreements relating to the payment of Interest and Amounts Outstanding and (ii) Section 7.3 and Section 7.1(e) to the extent it relates to Section 7.3), on its part to be performed, observed, or otherwise applicable to it and shall fail to remedy such failure within thirty (30) days of being notified of same by the Lender;

(e)	the Borrower or any Obligor shall fail to perform or observe any of the covenants set out in Section 7.2 of this Credit Agreement;

(f)

the Borrower or any Obligor shall fail to perform or observe any of the Incorporated Covenants pursuant to the terms of Section 7.3 of this Credit Agreement (subject to any cure rights provided for in the Term Loan Credit

Agreement or any future credit agreement governing any Permitted Refinancing Term Loans);

(g)

any (i) failure by the Borrower or any Obligor to pay indebtedness exceeding $50,000,000 (or the equivalent amount in other currencies) or any Permitted Prior Secured Indebtedness or indebtedness under the Canada Facility at the stated maturity thereof or as a result of which, the creditor may declare the principal thereof to be due and payable prior to the stated maturity thereof, or any event shall occur and shall continue after the applicable grace period (if any) specified in any agreement or instrument relating to any such debt of the Borrower or any Obligor to any Person, the effect of which is to permit the holder of such debt to declare the principal amount thereof to be due and payable prior to its stated maturity, in each case, to the extent such failure or event has not been cured by the Borrower or Obligor or waived by the affected creditor; or (ii) failure by the Borrower or any Obligor to perform or observe any covenant or agreement to be performed or observed by it contained in any other agreement or in any instrument evidencing any of its indebtedness exceeding $50,000,000 or any Permitted Prior Secured Indebtedness or any indebtedness under the Canada Facility, to the extent such failure has not been cured by the Borrower or Obligor or waived by the affected creditor; provided that, in the case of clause (ii) above, any failure by the Borrower or any Obligor to perform or observe any covenant or agreement to be performed or observed by it contained in any such agreement or instrument (other than a payment default) will not constitute an Event Of Default unless the agent and/or the lenders thereunder have demanded repayment of, or otherwise accelerated, any of the indebtedness or other obligations thereunder (or terminated commitments thereunder);

(h)

all or any material part of the Assets of the Borrower or any Obligor are executed, sequestered or distrained upon and such execution, sequestration or distraint (i) relates to claims in the aggregate in excess of $50,000,000 (or the equivalent amount in other currencies), and (ii) the Borrower or any Obligor does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof (by reason of pending appeal or otherwise), or cause the same to be fully bonded, or deposit with the Lender cash collateral or other security reasonably satisfactory to the Lender in the amount of the claim, within 60 days from the date of entry thereof;

(i)

final judgment for the payment of money in the aggregate in excess of $50,000,000 (or the equivalent amount in other currencies) in excess of applicable insurance shall be rendered by a court of competent jurisdiction against the Borrower or any Obligor and the Borrower or such Obligor does not discharge same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof (by reason of a pending appeal or otherwise), or deposit with the Lender cash collateral or other security reasonably satisfactory to the Lender in the amount of the judgement, within 45 days from the date of entry thereof;

(j)	the Borrower or any Obligor shall: (i) apply for or consent to the appointment of, or the taking of possession by, an interim receiver, a receiver, custodian,

administrator, trustee, liquidator or other similar official for itself or for all or any material part of its assets; (ii) generally not pay its debts as such debts become due or admit in writing its inability to pay its debts generally, or declare any general moratorium on its indebtedness; (iii) institute any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding-up, reorganization, restructuring, arrangement, adjustment, protection, relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors including without limitation a general assignment for the benefit of creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the Winding-up and Restructuring Act (Canada) or a similar law of any applicable jurisdiction; or (iv) take any corporate action to authorize any of the actions described in the foregoing;

(k)

any proceeding against the Borrower or any Obligor has been commenced to: (i) adjudicate it a bankrupt or insolvent; (ii) result in the liquidation, dissolution, winding-up, reorganization, restructuring, arrangement, adjustment, protection or relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors; or (iii) result in the appointment of an interim receiver, receiver, custodian, administrator, trustee, liquidator or other similar official for it or for all or any material part of its assets and, in each case, such proceeding remains undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding shall occur;

(l)

any Loan Document shall become unenforceable other than by reason of the direct act or omission of the Lender, unless such a deficiency is corrected within a 15 day period following written notification from the Lender in regard to the deficiency or a 30 day period following such notification if (i) the Borrower delivers an officers certificate within such initial 15 day period stating that the Borrower is taking steps in good faith to remedy the deficiency and (ii) the deficiency does not have a Material Adverse Effect on the Security Documents;

(m)	the Borrower shall abandon any Funded Project prior to its completion; or

(n)

there shall occur a Business Asset Sale in the context of which the obligations of the Borrower and the Guarantors under the Loan Documents are not assumed (pursuant to documentation satisfactory to the Lender acting reasonably) by a buyer and other parties who are in the Lender’s reasonable opinion capable of performing such obligations.

8.2	Acceleration and Termination of Rights

If any Event of Default occurs and is continuing, then:

(a)

in the case of an Event of Default described in Sections 8.1(j) or 8.1(k), all of the Lender’s obligations to make further Advances under the Credit Facility will, without further notice, act or formality, be automatically terminated and all Amounts Outstanding and all Interest accrued thereon and all other amounts payable under this Credit Agreement in respect of the Credit facility will be immediately due and payable without presentation, demand, protest or further notice of any kind (except as required by law), all of which are hereby expressly waived by the Borrower; and

(b)

in the case of any other Event of Default, the Lender may, by written notice to the Borrower (i) terminate the Lender’s obligations to make further Advances under the Credit Facility; and (ii) (at the same time or at any time after such termination) declare all Amounts Outstanding and all Interest accrued thereon and all other amounts payable under this Credit Agreement in respect of the Credit Facility to be immediately due and payable, without presentment, demand, protest or further notice of any kind (except as required by law), all of which are hereby expressly waived by the Borrower.

In that event, the Security Documents shall become immediately enforceable and the Lender may, in its sole discretion, exercise any right or recourse and/or proceed by any action, suit remedy or proceeding against the Borrower authorized or permitted by law for the recovery of all the indebtedness, obligations or liabilities of the Borrower to the Lender, and proceed to exercise any and all rights hereunder and under the Security Documents, and no such remedy for the enforcement of the rights of the Lender shall be exclusive of, or dependent on, any other remedy, but anyone or more of such remedies may from time to time be exercised independently or in combination.

8.3	Remedies Cumulative

For greater certainty, it is expressly understood and agreed that the rights and remedies of the Lender under this Credit Agreement or under any other Loan Documents are cumulative and are in addition to, and not in substitution for, any rights or remedies provided by law or by equity; and any single or partial exercise by any of the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Credit Agreement or other Loan Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which such Lender may be lawfully entitled for such default or breach.

8.4	Saving

The Lender shall have no obligation to the Borrower or other Person to realize any collateral or enforce the security or any part thereof or to allow any of the Collateral to be sold, dealt with or otherwise disposed of. The Lender shall not be responsible or liable to the Borrower or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce the Collateral or any part thereof or the failure to allow any of the Collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that the Lender may be responsible or liable for any loss or damage arising from the wilful misconduct or gross negligence of the Lender.

8.5	Perform Obligations

If an Event of Default has occurred and is continuing, and if the Borrower has failed to perform any of its covenants or agreements in the Loan Documents, the Lender may, but shall be under no obligation to, perform any such covenants or agreements in any manner deemed fit by the Lender without thereby waiving any rights to enforce the Loan Documents. The reasonable expenses (including any legal costs) incurred by the Lender in respect of the foregoing shall be an obligation of the Borrower and shall be secured by the security granted herein.

8.6	Third Parties

No Person dealing with the Lender or any agent of the Lender shall be concerned to inquire whether the security under the Security Documents has become enforceable, or whether the powers which the Lender is or purporting to exercise have been exercisable, or whether any obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the collateral charged by such security or any part thereof.

8.7	Set-Off or Compensation

In addition to, and not in limitation of, any rights now or hereafter granted under applicable law, if repayment is accelerated pursuant to Section 8.2, the Lender may, at any time without notice to the Borrower or any other Person, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by the Province or the Lender to the Borrower, against and on account of the obligations of the Borrower hereunder, notwithstanding that any of them are contingent or unmatured. Without limiting the foregoing and without limiting the application of Section 43 of the Financial Administration Act (Ontario) if the Borrower fails to pay any amount owing under this Credit Agreement, the Province may deduct any unpaid amount from any money payable to the Borrower by the Province.

8.8	Application of Payments

Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default, all payments made by the Borrower under this Credit Agreement, or from the proceeds or realization of any security, or otherwise collected or received by the Lender on account or amounts outstanding with respect to any of the obligations, owed to the Lender hereunder shall be paid over or delivered to make the following payments (as the same become due at maturity, be acceleration or otherwise):

(a)

First, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees) of the Lender in connection with enforcing the rights of the Lender under the Loan Documents;

(b)	Second, to the payment of all obligations consisting of default Interest;

(c)	Third, to the payment of all obligations consisting of Interest payable to the Lender hereunder;

(d)	Fourth, to the payment of the Amounts Outstanding; and

(e)	Fifth, to all other obligations and thereafter the surplus, if any, to the Borrower or whomever else may be lawfully entitled to receive such surplus.

ARTICLE 9

MISCELLANEOUS

9.1	Amendment

No amendment or waiver of any provision of any of the Loan Documents, and no consent to any departure by the Borrower or any other Person from such provisions, shall be effective unless in writing and approved by the Lender. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

9.2	Waiver

(a)

No failure on the part of the Lender to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver of such right; and no single or partial exercise of any right under any of the Loan Documents shall preclude any other or further exercise of such right or the exercise of any other right.

(b)

Except as otherwise expressly provided in this Credit Agreement, the covenants, representations and warranties shall not merge on and shall survive the initial Advance and, notwithstanding such initial Advance or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of this transaction shall not prejudice any right of one party against any other party in respect of anything done or omitted under this Credit Agreement or in respect of any right to damages or other remedies.

9.3	Indemnities

(a)

The Borrower shall indemnify Her Majesty the Queen in right of Ontario, Her ministers, agents, appointees, and employees, (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Losses and Claims, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses or Claims (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a Claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and non-appealable judgment in its favour on such Claim as determined by a court of competent jurisdiction nor shall it be available in respect of matters specifically addressed in Sections 9.3(b) and 9.4.

(b)

The Borrower shall pay to the Lender on demand any amounts required to compensate the Lender for any Loss suffered or incurred by it as a result of the failure of the Borrower to make a payment or a mandatory repayment in the manner and at the time specified in this Credit Agreement.

(c)	A certificate as to the amount of any Loss submitted in good faith by the Lender to the Borrower shall be prima facie evidence of such Loss, absent manifest error.

(d)

The provisions of this Section 9.3 shall survive the termination of this Credit Agreement and the repayment of all Amounts Outstanding. The Borrower acknowledges that neither its obligation to indemnify nor any actual indemnification by it of the Lender, or any other Indemnitee in respect of such Person’s losses for the legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

(e)	This Section 9.3 shall not apply with respect to Taxes other than any Taxes that represent Losses or Claims arising from any non-Tax Claim.

9.4	Costs and Expenses

The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Lender including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with (a) the Lender’s due diligence in connection with this Credit Agreement, the negotiation, execution, registration and perfection of the Loan Documents and the review and/or negotiation and execution of the documentation described in Section 4.1 and 4.2; and (b) the enforcement or protection of its rights in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances. The Borrower will pay the expenses referred to in clause (a) above on the earlier of demand by the Lender and the making of the first Advance under the Credit Facility. The Borrower will pay the expenses referred to in clause (b) above on demand by the Lender.

9.5	Interest on Accounts

Except as may be expressly provided otherwise in this Credit Agreement, all amounts owed by the Borrower to the Lender, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall (to the extent permitted by Applicable Law) bear Interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the rate specified in Section 3.3.

9.6	Severability

If any provision of this Credit Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable: (a) the remainder of this Credit Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the parties will negotiate in good faith to amend this Credit Agreement to implement the intentions set forth in this Credit Agreement. Each provision of this Credit Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.7	Language

The parties hereto confirm that it is their wish that this Credit Agreement, as well as any other documents relating to this Credit Agreement, including Notices, Schedules, Exhibits and authorizations, have been and shall be drawn up in the English language only. Les parties aux présentes confirment leur volonté que cette convention, de même que tous les documents, y compris tous avis, annexes et autorisations s’y rattachant, soient rédigés en anglais seulement.

9.8	Address for Notice

All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail to the addresses or telecopier numbers or e-mail addresses specified below.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given on a Business Day before 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Business Day for the recipient).

As of the date of this Credit Agreement, the addresses, telecopier numbers and e-mail addresses of the Borrower and the Lender are as follows:

Borrower	Algoma Steel Inc.
105 West Street,
Sault Ste. Marie
Ontario, Canada P6A 7B4

	Attention:	Rajat Marwah, Chief Financial Officer

	Email:	rajat.marwah@algoma.com
Lender:	Ministry of Energy, Northern Development and Mines
Suite 200, 70 Foster Drive

Sault Ste. Marie, Ontario P6A 6V8

Attention:	Helen Mulc, Assistant Deputy Minister
Northern Development Division

Fax:	(705) 564-7583
Email:	helen.mulc@ontario.ca

9.9	Public Notices

All public notices to third parties and all other publicity concerning the matters contemplated by this Credit Agreement shall be jointly planned and coordinated by the parties and no party shall act unilaterally in this regard without the prior written approval of the other parties, except where the party making such notice is required to do so by Applicable Law or any Governmental Authority, or any stock exchange, in circumstances where prior consultation with the other parties is not practicable.

9.10	Counterparts

Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

9.11	Assignment

The Borrower may not assign its rights or obligations under any Loan Document. The Lender may, without the consent of the Borrower, assign, in whole or in part, its rights and/or obligations under the Loan Documents to any Person or sell participations to any Person (a “Participant”) in all or a portion of the Lender’s rights and/or obligations under the Loan Documents. Any payment by a Participant to the Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Advance.

9.12	Confidentiality and Non-Disclosure

The Borrower acknowledges that the Lender is subject to the Freedom of Information and Protection of Privacy Act and is accountable to the Executive Council of the Ontario Government, its committees, the Legislative Assembly and the general public of Ontario and the contents of this Credit Agreement and any commitments or agreements arising therefrom and any related documents may form part of the public record.

For greater certainty, the Lender may make such public announcements or disclosure as is considered appropriate.

9.13	Credit

Unless otherwise directed by the Lender, the Borrower shall, in a form approved by the Lender, acknowledge the support of the Lender in any publication of any kind, written or oral, relating to the Funded Projects. If the Borrower publishes any material of any kind, written or oral, relating to the Funded Projects, the Borrower shall indicate in the material that the views expressed in the material are the views of the Borrower and do not necessarily reflect those of the Lender or the government of Ontario. At the request of the Lender, the Borrower shall install and maintain in good condition, at its own expense, signs or plaques acknowledging the Lender’s support for the Funded Projects in conspicuous and visually unobstructed locations near the physical location of each Funded Project, in accordance with the Lender’s instructions.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Credit Agreement to be executed by their respective authorized officers as of the date first above written.

ALGOMA STEEL INC.

Per:	/s/ Joanna Anderson
Name:
	Title:	Authorized Signatory

HER MAJESTY THE QUEEN IN RIGHT
OF ONTARIO, as represented by the Minister of Energy, Northern Development and Mines, as Lender

Per:	/s/ Bill Thornton
	Name:	Bill Thornton
	Title:	Deputy Minister

IN WITNESS WHEREOF, the parties have caused this Credit Agreement to be executed by their respective authorized officers as of the date first above written.

ALGOMA STEEL INC.

Per:
Name:
	Title:	Authorized Signatory

HER MAJESTY THE QUEEN IN RIGHT OF ONTARIO, as represented by the Minister of Energy, Northern Development and Mines, as Lender

Per:	/s/ Bill Thornton
	Name:	Bill Thornton
	Title:	Deputy Minister

Credit Agreement